EXHIBIT 10.19

SHOPPING CENTER LEASE

THIS AGREEMENT OF LEASE, made this 28th day of February, 2005, by and between Jay F. Wilks, Trustee under indenture dated December 20, 1976 by and between Herbert Cashvan and Marvin Simon, as Settlors and Jay F. Wilks, as Trustee (hereinafter called “Landlord”), whose mailing address is 3400 Building, Suite 200, 397 Little Neck Road, Virginia Beach, Virginia 23452, and telephone number is (757) 340-3535, and Colonial Downs L.P., a Virginia Limited Partnership (hereinafter called “Tenant”), whose mailing address is:  10515 Colonial Downs Parkway, New Kent, Virginia, 23124 and telephone number is 804-966-7223.

W I T N E S S E T H:

1.                                      Demised Premises. Landlord hereby leases and demises to Tenant and Tenant hereby takes and leases from Landlord that certain store building (the “Demised Premises”) which is deemed to be 16,875 rentable square feet of which 10,000 s.f. shall be leased (“Leased Space”) and the remaining 6,875 s.f. shall be reserved by Tenant for expansion (“Expansion Space”), outlined in red on EXHIBIT A attached hereto, in Indian River Shopping Center (the “Shopping Center”) having a street address of 4301 Indian River Road, Chesapeake, VA. The exact s.f. will be adjusted to actual following completion of a dimensioned floor plan that is prepared by Tenant and approval by Landlord. The Leased Space shall also include the use, without additional charge, of a 10 foot by 40 foot area behind the Demised Premises for the location of satellite dishes serving the Demised Premises. The “Leased Space,” “Expansion Space,” and the 10 foot by 40 foot satellite dish area shall be constructed and/or improved by Tenant in accordance with the specifications to be agreed upon prior to the end of the Feasibility Period (defined herein) at Tenant’s expense. Tenant is taking the “Leased Space and “Expansion Space” in an “as is” condition.

2.                                       Term. Except as otherwise provided in paragraph 58 below, the term of this lease shall commence on the earlier to occur of (i) October 1, 2005 or (ii) the date Tenant opens for business, and shall end on September 30, 2015.

3.                                       Purpose. The Demised Premises shall be used for the purpose of conducting therein to operate a satellite wagering facility in the Demised Premises. Tenant covenants and agrees that at all times during the term hereof Tenant will actively conduct such a business in the Demised Premises, and keep the Demised Premises open for business not less than eight (8) hours per day, Monday through Saturday) of the Shopping Center, which hours shall be established by Tenant.

4.                                       Definition of “Term” and “Lease Year”. Except where the context clearly requires otherwise, the word “term,” whenever used in this lease with reference to the term hereof, shall be construed to include any renewal term, as well as the original term. The words “Lease Year,” as used in this lease, shall be construed to mean each twelve (12) month period elapsing after (i) the commencement of the term, if the term begins on the first day of a month, or (ii) the first day of the month following the commencement of the term if the term does not begin on the first day of a month; provided, however, that the period of the term, if any, beginning after the commencement of the last full twelve (12) month Lease Year of this lease shall be deemed to be a “Lease Year” even though it comprises less than twelve (12) months.

5.                                       Base Rent. Landlord reserves, and Tenant covenants to pay to Landlord, without prior demand being made therefore, as rent for the Demised Premises, the following minimum base rent (the “Base Rent”) payable in equal monthly installments as follows:

Years 1 – 5:	$7.00 psf	$5,833.34 per month	$70,000.00 per year
Years 6 – 10:	$8.00 psf	$6,666.67 per month	$80,000.00 per year

In addition, Tenant shall pay Landlord, as rent for the Expansion Space, from the date of commencement of the term hereof until and including September 30, 2006, the amount of $1,719.00. Thereafter, if Tenant elects to retain the Expansion Space, Tenant shall so advise Landlord in writing on or before October 1, 2006, whereupon such space shall, ipso facto, be deemed part of the Leased Space and the Base Rent shall be increased as follows:

10/1/06 – end of Lease year 5       $7.00 psf    $9,843.75 per month         $118,125.00 per year

Lease year 6 to Lease year 10       $8.00 psf    $11,250.00 per month        $135,000.00 per year

In the event Tenant does not elect to retain the Expansion Space as aforesaid, the Base Rent shall remain as set forth above and Tenant shall vacate and relinquish the Expansion Space to Landlord who shall thereupon have the right to lease the same to another tenant.

Each monthly installment of rent and all other sums due Landlord by Tenant hereunder shall be paid to Palms Associates on behalf of Landlord on the first day of each month during the term at Suite 200, 3400 Building, 397 Little Neck Road, Virginia Beach, Virginia 23452 or at such other place as shall be designated in writing, from time to time, by Landlord.

6.                                       Additional Charges. Tenant shall pay additional charges as follows:

CAM, Taxes and Insurance. Tenant shall pay its actual pro-rata share of common area maintenance charges (“CAM”) and insurance for the Leased Space, provided, however, that such amount shall not exceed $2.00 (CAP) per s.f. during the first year of the Lease. After that, as a component of such CAP, CAM Charges shall not exceed $.50 per s.f., such amount to increase at the rate of CPI, while Insurance and Taxes shall not be subject to the CAP. The current CAM charges are currently estimated at $1.50 per square foot. . It is understood that additional charges apply to the “Leased Space only at inception and to the Expansion Space if and when it becomes part of the Lease.

7.                                       Percentage Rent - INTENTIONALLY DELETED

8.                                       Gross Sales – INTENTIONALLY DELETED

9.                                       Statement of Gross Sales and Payment of Percentage Rent – INTENTIONALLY DELETED

10.                                 Tenant’s Records - INTENTIONALLY DELETED

11.                                 Late Payments. Tenant covenants and agrees to pay a Late Fee monthly, equal to the greater of One Hundred Dollars ($100.00) or ten percent ( 10%) of all rents and all other sums due under this lease from the time said rents or sums accrue if they are not received by Landlord within five (5) days after due, Landlord expressly reserving all other rights and remedies provided herein and/or by law in respect thereto. Tenant further agrees to pay (or to reimburse Landlord promptly if Landlord elects to pay) any and all costs and expenses incurred by Landlord in connection with the collection of delinquent rents and/or the enforcement of any of the provisions of this lease , including reasonable attorneys’ fees. Tenant further covenants and agrees to pay Landlord a “bad check” or “returned check” charge in the amount of Twenty-Five Dollars ($25.00) for each check of Tenant dishonored by Tenant’s bank.

12.                                 Real Estate Taxes, Common Areas and Insurance

(a)                                  Tenant acknowledges that the parcel of land on which the Demised Premises is located is a tax parcel (“Landlord’s Parcel”) separate from the remainder of the Shopping Center. Tenant agrees to pay to Landlord, as additional rent contemporaneously with the payment of monthly installments of Base Rent an amount equal to one twelfth of the annual real estate taxes assessed against Landlord’s Parcel, from time to time, including any special assessment, provided, however, in the event Tenant does not elect to retain the Expansion Space, then from and after October 1, 2006, Tenant shall only be required to pay Landlord, on a monthly basis, an amount equal to one twelfth of 59.5% (this is meant to be pro rata; Landlord shall provide Tenant evidence of how this was calculated) of the annual real estate taxes assessed against the Landlord’s Parcel, from time to time, including any special assessment.

(b)                                 Tenant agrees to, and shall, pay to Landlord, before any fine, penalty, interest or cost is added thereto for the non-payment thereof, any tax that may be levied, assessed or imposed, by way of license or otherwise, upon the rent reserved herein and/or this lease and/or the Demised Premises by any governmental authority acting under any present or future law, statute, ordinance or the like.

(c)                                  Tenant agrees to pay to Landlord, monthly as Additional Rent, a common area maintenance charge based upon the gross square foot floor area of the Demised Premises as Tenant’s Proportionate Share of the cost of maintaining the Common Areas of the Shopping Center (hereinafter called “Common Area Charge”). The Common Area Charge relates to the total cost and expense incurred by Landlord in operating and maintaining the Common Areas, including, without limitation, gardening and landscaping of the Shopping Center, landscape watering and sprinklers, parking lot pavement repairs and maintenance and parking lot striping, sidewalk repairs and maintenance, trash and rubbish and garbage removal in the event Landlord provides dumpsters, roof repairs and maintenance, parking lot lighting, Shopping Center signage repair and maintenance, snow removal, storm water management fees and fees imposed by any governmental body having jurisdiction and all costs, charges, and expenses incurred by Landlord in connection with any charge of any company providing electricity service, including, without limitation to, maintenance, repair, installation, and service costs associated therewith. The Common Area Charge shall also include , the cost of personnel to direct parking and to police the common facilities and other general Common Area repairs. In addition, the Common Area Charge shall also include Tenant payments for water and sewerage charges, if the same is not individually metered by Landlord, and the lighting of Tenant’s signage, if the same is connected with the parking lot light meter or is paid by Landlord. Landlord will submeter water for very high usage tenants.

(d)                                 Landlord shall obtain and keep in force during the term of this lease a policy or policies of insurance, covering loss or damage to the Shopping Center, the Common Areas and the building of which the Demised Premises comprise a part, in an amount not less than eighty percent (80%) of the replacement costs thereof, providing protection against all perils included within the classifications of fire, extended coverage, vandalism (exclusive of glass and doors), special extended perils (all risk), together with public liability insurance with established limits of coverage deemed appropriate by Landlord for personal injury or injuries. Tenant agrees to pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Landlord’s insurance premium.

(e)                                  Landlord shall estimate Tenant’s Proportionate Share of real estate taxes, Common Area Charges and insurance premiums on the basis of periods of twelve (12) months, commencing and ending on such dates as may be designated by Landlord, one-twelfth (1/12th) of which shall be paid monthly by Tenant as Additional Rent. Landlord may revise its estimate of such costs at any time. Tenant, upon notice, shall adjust its monthly installments during the remainder of the period to reflect such revised estimate. After the end of each designated twelve (12) month period, Landlord shall furnish Tenant a statement of the actual costs for the period, and there shall be an adjustment between Landlord and Tenant, with a payment to Landlord or a credit to Tenant, as the case may be, to the end that Landlord shall receive the entire amount of Tenant’s Proportionate Share for such period. Tenant, at its own cost and expense, has the right to audit the books and records of Landlord regarding these charges; provided, however, if the actual charges are more than 5% less than those billed to Tenant, Landlord shall pay for such audit.

13.                                 Trade Fixtures. Tenant agrees, at its own cost and expense, to fixture the Demised Premises with new trade fixtures. All trade fixtures installed in the Demised Premises by Tenant shall remain Tenant’s property; provided, however, that nothing herein shall be deemed to affect Landlord’s remedy of distraint. Tenant agrees to repair (or to reimburse Landlord for the cost of repairing) any damage to the Demised Premises occasioned by the installation or removal of said trade fixtures.

14.                                 Acceptance of Premises. Tenant hereby agrees to accept the Demised Premises from Landlord as they are found by Tenant on the date hereof and shall have no legal or equitable remedy based either upon a claim that Landlord failed to deliver possession in accordance with this lease or based on a claim that the size, location, layout, dimensions or construction of the Demised Premises or the parking lots or other Common Areas were not completed and/or furnished in accordance with the terms of this lease.

15.                                 Common Areas. Tenant, its customers, employees and invitees shall have the right to use and enjoy free of charge, in common with Landlord, other tenants and their customers, employees and invitees, the parking areas, approaches, sidewalks, entrances, exits and roadways (hereinafter collectively called the “Common Areas”) which Landlord agrees to provide for the reasonable operation of the Shopping Center. It is expressly understood that the Common Areas are intended primarily for the use by customers of the stores in the Shopping Center, and Tenant accordingly agrees that its employees will not use the Common Areas for the parking or storage of any automobile, truck or any other vehicle owned or used by any of its employees, except as may be approved in writing by Landlord. Tenant further agrees that Landlord reserves the right, in its sole discretion, to designate specific parking area(s) for the use by the employees and/or customers of Tenant and if so designated, Tenant shall instruct its employees and/or customers, as the case may be, to park in any such designated areas. In order to assist Landlord in the enforcement of the provisions of this paragraph, Tenant agrees that within ten (10) days after being requested so to do, Tenant will furnish Landlord a written statement containing the license plate numbers of all employees, agents, and representatives employed by Tenant in or about the Demised Premises. Tenant shall not park, or permit to be parked, any delivery vehicles in the Common Areas intended for the use by customers of the stores in the Shopping Center, nor permit merchandise delivery from such Common Areas if delivery access and loading and unloading zones are provided by Landlord. Landlord covenants that, at all times during the term hereof, it will maintain the Common Areas in a good condition of repair and adequately lighted and paved, and that, except as otherwise provided in paragraph 33 below, there will be at least the minimum number of parking spaces sufficient to satisfy governmental requirements and in no event shall the number of parking spaces at the Shopping Center existing as of the date of this lease be reduced by more than twenty (20) spaces during the term or any extension thereof. Anything in this paragraph to the contrary notwithstanding, Landlord expressly reserves the right, from time to time, (i) to construct other buildings and/or enlarge existing buildings on or over the Common Areas so long as the number of parking spaces is not reduced by more than twenty (20) spaces, and (ii) increase, reduce, modify or alter the dimensions and locations of roadways, parking lots, sidewalks and buildings provided such changes, additions or reductions do not unreasonably interfere with Tenant’s use of the Demised Premises or reduce the number of parking spaces at the Shopping Center by more than twenty (20) spaces. Notwithstanding anything to the contrary contained herein, Tenant shall have the exclusive use of the parking (with the right to mark it for such purpose) on the side and in the back of the Building as outlined on Exhibit A.

16.                                 Utility Deregulation.

(a)                                  Landlord Control Selection.                                         Landlord has advised Tenant that presently Virginia Power (“Electric Service Provider”) is the utility company selected by Landlord to provide electricity service for the Demised Premises. Notwithstanding the foregoing, if permitted by Law, Landlord shall have the right that any time and from time to time during the Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternate Service Provider”) or continue to contract for service from the Electric Service Provider. In such an event, there shall be no interruption in the electric service to the Demised Premises as a result of or during such change in provider.

(b)                                 Tenant shall Give Landlord Access. Tenant shall cooperate with Landlord, the Electric Service Provider, and any Alternate Service Provider at all times and, as reasonable necessary, shall allow Landlord, Electric Service Provider, and any Alternate Service Provider reasonable access to all electric lines, feeders, risers, wiring, and any other machinery within the Demised Premises.

(c)                                  Landlord Not Responsible for Interruption of Service. Except if caused by Landlord’s negligence or willful misconduct, Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease.

17.                                 Landlord’s Repairs and Right of Entry. Landlord shall be responsible for cleaning and maintaining the Common Areas in a manner similar to other Shopping Centers in the area of the same quality and size. In addition, Landlord shall be responsible for maintenance and repair of the structure of the building, including the roof, walls, and foundations. Landlord covenants that it will, with reasonable dispatch after being notified in writing by Tenant of the need therefore, make such repairs to the Common Areas and outside utility lines and to the exterior of the Demised Premises (including the gutters, downspouts and outside walls and parking, sidewalks and grass surfaces on the Property, but excepting all glass and doors), as may be necessary to keep the same in a good condition and repair; provided, however, that if the need for such repair is occasioned by the casualty resulting from negligence or willful act of Tenant, or any of its agents, employees, or contractors, such repairs shall be made by Landlord, but the cost of such repairs shall be charged to and be promptly paid for by Tenant subject to Tenant being given credit for any money Landlord actually receives in respect to such damage from its insurance. Anything in the foregoing to the contrary notwithstanding, Landlord shall have no liability whatsoever for damage or injury to person or property occasioned by its failure to make any such repair (e.g., injury damage to property resulting from leaks caused by a defect in the roof, outside walls, gutters and/or downspouts) unless, within a reasonable time after being notified in writing by Tenant of the need therefore, Landlord shall have failed to make such repair and such failure shall not have been due to any cause beyond Landlord’s control, including, without limitation, strikes and/or inability to obtain materials and/or equipment at reasonable prices. Landlord, its agents, employees and contractors, shall have the right after giving Tenant 24 hours notice except in the case of an emergency, from time to time, to enter and use insofar as may be necessary the Demised Premises for the purpose of making any of the aforesaid repairs. Tenant shall not be entitled to any reduction in rent or to any claim for damages by reason of any inconvenience, annoyance, and/or injury to business arising out of any repairs made by Landlord pursuant to this paragraph. Tenant will permit Landlord or its representatives (i) to enter the Demised Premises during the last six months of the term for the purpose of exhibiting the Demised Premises to prospective tenants.

18.                                 Tenant’s Repairs. Tenant covenants that it will, at all times during the term hereof and at its own cost and expense, keep the Demised Premises (including, without limitation,  the interior and rooftop heating and air conditioning system, the floors, the finish and related work to be added by Tenant to the exterior walls, toilets, sprinkler system, signage, interior pipes, plumbing, wires and conduits, and electric lines, windows, doors, glass, fixtures and equipment) in a good condition of repair and in good working order (making such repairs and replacements as may be necessary), unless the need therefore is occasioned by fire or other casualty covered by Landlord’s fire and extended coverage insurance policy (exclusive of any damage to glass or doors), in which event such repair and replacement shall be an expense of Landlord to the extent of such coverage. Tenant agrees to be responsible and liable for any freezing in pipes and/or within plumbing fixtures within and serving the Demised Premises and shall pay for the repair of any damage caused thereby. In this regard, Tenant shall keep the Demised Premises at a sufficient temperature to prevent such freezing. Tenant understands and agrees that Tenant (not Landlord) shall be responsible for any condensation in or around the duct work used by heating and/or air conditioning.

19.                                 Tenant’s Care of Sidewalks, etc. Tenant covenants and agrees that it will, at all times during the term hereof, keep the Demised Premises and the sidewalk immediately adjoining the Demised Premises clean and free from obstruction, rubbish, dirt, snow and ice. Tenant shall place all trash, rubbish and garbage in a proper closed receptacle at the rear entrance of the Demised Premises and shall pay all costs incident to the removal thereof.

20.                                 Tenant’s Failure to Repair and Remove Debris, etc Tenant agrees that if it fails to perform any obligation placed upon it by either paragraph 17 or paragraph 18 of this lease, Landlord, in addition to other remedies provided by law and/or this lease, after giving Tenant five (5) days written notice may correct (or have corrected) the default at the cost and expense of Tenant.

21.                                 Miscellaneous Covenants of Tenant. Tenant covenants that: it will comply with all Federal, State and/or municipal laws, ordinances and regulations relating to its business conducted in the Demised Premises; it will promptly pay for all electricity, gas, water and other utilities consumed on, and all sewage disposal charges assessed against, the Demised Premises and all required meter deposits and connection fees relating to such utilities; it will promptly pay for lighting the portion of the marquee in front of the Demised Premises if used for Tenant’s signage; it will not use the name of the Shopping Center for any purpose other than as the address of its business to be conducted in the Demised Premises; it will not use, or permit to be used, the Demised Premises for any illegal or purpose; it will conduct its business in such manner as will be in keeping with the character and reputation of the Shopping Center; it will comply with the Rules and Regulations pertaining to the Shopping Center attached hereto, as the same may be amended from time to time by Landlord; ; ; it will not use the sidewalks of the Shopping Center for business purposes; it will not without the prior written consent of Landlord: (i) make any alteration to any structural portion of the Demised Premises, (ii) use or permit to be used any advertising medium or device such as a phonograph, radio or public address system which can be heard outside of the Demised Premises, and (iii) hold a fire, bankruptcy, going-out-of-business or auction sale; and it will permit Landlord or its representatives to enter the Demised Premises during the last twelve (12) months of the term for the purpose of exhibiting the Demised Premises to prospective tenants, and to place a “For Rent” sign in a front show window during such period of time.

22.                                 Insects and Rodents. Tenant covenants that it will, at its own expense, take such steps as shall be necessary to keep the Demised Premises free of termites, roaches, rodents, insects and other pests and that it will save Landlord harmless from any damage caused thereby, unless such termites, etc. are coming from another space in the Shopping Center.

23.                                 Damage by Vandals. If the doors,  window frames, or glass Demised Premises are damaged by persons breaking, or attempting to break, into the Demised Premises, or by vandals, Tenant covenants to repair immediately at its own expense any and all such damage; provided, however, that any such damage to the roof and or exterior walls of the Demised Premises shall be repaired by the Landlord.

24.                                 Fire Hazard. Tenant covenants that, without the prior written consent of Landlord, it will not do anything which will increase the rate of fire insurance on the building of which the Demised Premises constitute a part, and that if such consent is given, Tenant will pay Landlord the amount of the increase in the cost of such insurance, as and when the premiums become due.

25.                                 Care of Roof. Tenant agrees that it will not (directly or by sufferance) place any debris on the roof of the building of which the Demised Premises constitute a part, or cut, drive nails into or otherwise mutilate the roof, that it will keep the roof free of all debris and that it will keep the gutters and downspouts free of Tenant’s or its Agents’ trash; provided, however, Tenant may place and install heating and air conditioning equipment on the roof if necessary Tenant understands that roof is under warranty and that Tenant will not do any action which would violate this warranty.

26.                                 Condition on Termination. Tenant covenants that it will, upon the expiration or earlier termination of this lease, (a) deliver up to Landlord, peaceably and quietly, the Demised Premises in good condition as improved by Tenant, ordinary wear and tear and damage by casualty within the coverage of a standard fire insurance policy with extended coverage excepted, and (b) remove its trade fixtures and/or signs from the Demised Premises (unless it is then in default hereunder, in which event it will not be permitted to effect such removal) and to repair promptly any damage caused by such removal. Tenant further covenants that, in the event it does not retain the Expansion Space as part of the Demised Premises, then on or before October 1, 2006, Tenant will (c) deliver up to the Landlord, peaceably and quietly, the Expansion Space as improved by Tenant in the good condition , ordinary wear and tear and damage by casualty within the coverage of a standard fire insurance policy with extended coverage excepted, (d) remove its trade fixtures and/or signs from the Expansion Space and to repair promptly any damage caused by such removal and (e) make available for use by the Expansion Space the HVAC system and electrical and plumbing facilities to be installed by Tenant as specified in Exhibit “B” attached hereto.

27.                                 Improvements to Become Landlord’s. Tenant agrees that all additions and other improvements installed in the Demised Premises by it, including, without limitation, all electric wiring, electric fixtures, air conditioning systems, screens, screen doors, awnings, awning frames and floor coverings (including carpeting but excepting rugs) shall immediately become the property of Landlord, and shall not be removed by Tenant at the expiration or earlier termination of this lease, unless requested to do so by Landlord, in which event Tenant agrees to do so and to repair promptly any damage caused by any such removal.

28.                                 Tenant’s Liability Insurance. Tenant agrees that it will hold Landlord and any agent of Landlord harmless from any and all injury or damage to person or property in, on or about the Demised Premises and the portion of sidewalk immediately adjoining the Demised Premises, including, without limitation, all costs, expenses, claims or suits arising in connection therewith; provided, however, that this clause shall not apply to injury or damage caused by Landlord’s own negligence or willful act or Landlord’s failure to make any repair (which Landlord has herein agreed to make) within a reasonable time after Tenant’s written notice of the need therefore. Tenant will, at all times during the term hereof, at its own cost and expense, carry with a company or companies, satisfactory to Landlord, public liability insurance on the Demised Premises and adjoining Common Areas, with limits of not less than Two Million Dollars ($2,000,000.00) (provided that Tenant’s coverage shall be no greater than at its other satellite wagering facilities) for injury or death to one person and One Million Dollars ($1,000,000.00) for injury or death to more than one person in any one accident and property damage of One Hundred Thousand Dollars ($100,000.00), which insurance shall be written or endorsed so as to protect Landlord, any agent of

Landlord and Tenant, as their respective interests may appear. Said policy or policies shall contain a provision insuring Tenant against all liability which Tenant might have under this hold harmless provision, except Landlord’s negligence or willful act Tenant covenants that certificates of all such insurance policies shall be delivered to Landlord promptly upon request . If Tenant fails to provide such insurance within five (5) days after receiving written notice from Landlord, Landlord may, but shall not be required to, obtain such insurance and collect the cost thereof as a part of the rent herein reserved.

29.                                 Possession. In the event Landlord tenders to Tenant possession of the Demised Premises prior to the commencement of the term hereof, Tenant agrees to diligently prosecute, perform and complete any construction, fixturing or other activity that it may conduct in a manner which will not interfere with the construction, development or operation of the Shopping Center. Tenant shall, prior to accepting such possession of the Demised Premises, deposit with Landlord policies or certificates of insurance evidencing compliance with paragraph 28 hereof.

30.                                 Mechanic’s Liens. Tenant shall not permit any mechanic’s, materialman’s or similar lien to be filed against any portion of the Demised Premises for any labor performed or material furnished in connection with any work performed or caused to be performed by Tenant.

31.                                 Security Deposit. INTENTIONALLY DELETED

32.                                 Damage by Fire or Other Casualty. In the event the Demised Premises, or any part thereof, shall be damaged by fire or other casualty during the term, Landlord agrees that it will restore the Demised Premises, with reasonable dispatch, to substantially the same condition they were in prior to such damage, and if the Demised Premises are rendered wholly or partially untenantable as a result of such damage, the Base Rent and all Additional Rent payable hereunder shall be equitably abated (according to the loss of use) during the period intervening between the date of such damage and the date the Demised Premises are restored. Anything in the foregoing to the contrary notwithstanding, if such damage occurs during the last two (2) years of the term, and if such damage exceeds fifty percent (50%) of the then insurable value of the Demised Premises, either Landlord or Tenant may terminate this lease as of the date of such damage, by giving to the other written notice of its intention so to do within thirty (30) days after the date such damage occurs; provided, however, that if this lease gives Tenant an option to extend the term (other than automatic renewal as set forth in paragraph 2) and Tenant extends the term of this lease for at least two (2) years by exercising such option within thirty (30) days after the time such fire or other casualty occurs, neither Landlord nor Tenant shall have the right to terminate this lease. If this lease is so terminated, the rental payable hereunder shall be abated as of the date of such damage, and Tenant shall remove all of its property from the Demised Premises within thirty (30) days after the notice of termination is given.

33.                                 Condemnation. In the event any portion of the Demised Premises, or 20 % of either the total parking or the reserved parking, shall be taken by the exercise of the power of eminent domain (or sold to the holder of such power, pursuant to a threatened taking), this lease may, at the option of Tenant, be terminated by written notice given to Landlord within sixty (60) days after the date such taking or sale occurs. If this lease is not so terminated, Landlord covenants that it will, at its own expense, promptly after the lapse of said sixty (60) days, repair such damage and do such work as may be required to repair and rebuild the Demised Premises, with the view to restoring the Demised Premises as nearly as practicable to the condition they were in immediately prior to such taking or sale; provided, however, that whether or not this lease is so terminated, the Base Rent payable hereunder shall be equitably abated (according to the loss of use) from the date of such taking or sale. Tenant shall have no right in or to the proceeds of any award made in any such condemnation (or proceeds derived from any sale in lieu thereof), except with respect to any award based on Tenant’s improvements to the Demised Premises, provided such retention does not result in a reduction of the amount paid to the Landlord, in which event Tenant shall not be entitled to the amount of the reduction.

34.                                 No Representations by Landlord or Agents. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation, express or implied, with respect to Federal, State or municipal laws or ordinances applicable to the Demised Premises or the property of which the Demised Premises constitute a part (including, without limitation, laws or ordinances relating to zoning or fire walls), and Tenant shall not have the right to terminate this lease, nor shall it be entitled to any abatement of rent payable hereunder or any claim for damages, in the event the Demised Premises cannot be used by Tenant, in whole or in part, for the purpose for which Tenant intends to use the same, except as otherwise provided herein.

35.                                 Assignment, Subletting, Mortgaging, Etc. Tenant shall not, without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed, assign this Lease, or sublet all or any part of the Demised Premises. Notwithstanding Landlord’s consent, no assignment or subletting shall release Tenant from liability for the payment of rent or other sums due, or the performance of any other obligations, hereunder. In the event Tenant is a corporation, partnership, or other legal entity, the sale, transfer or encumbrance of 50% or more of the corporate stock or partnership or other ownership interest shall be deemed an assignment or encumbrance as the case may be, in violation of the provisions of this paragraph.

36.                                 Occupancy. INTENTIONALLY DELETED

37.                                 Subordination. This lease is subject and subordinate to all ground or underlying leases (if any) and to all mortgages or deeds of trust which may now or hereafter affect such leases, the Demised Premises, or the land on which the Demised Premises are situated, and to all renewals, modifications and extensions thereof; provided, however that Landlord shall obtain from any ground lessor or lender to which this provision applies the right of Tenant to non-disturbance so long as Tenant is not in default under the Lease in a form reasonably satisfactory to Tenant and its lenders.

38.                                 Waiver of Subrogation. All fire insurance, extended coverage, and policies relating to other casualties carried by any party to this lease covering the Demised Premises and/or the contents thereof, shall expressly waive any right on the part of the insurer against any other party to this lease, which right, to the extent not prohibited or violative of any such policy, is hereby expressly waived. Landlord and Tenant each agree that policies will include such waiver clause or endorsement so long as the same shall be obtainable without extra cost, or if extra cost shall be charged therefore, so long as the party or parties in whose favor such waiver clause or endorsement runs pays such extra cost. If extra cost shall be chargeable therefore, each party shall advise the other of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated so to do (C.D. needs to confirm that this is acceptable to its insurance carrier).

39.                                 Default and Remedies. In the event Tenant shall default in the payment of any installment of rent herein reserved, or in the event Tenant shall default in the performance of any of the terms, covenants, conditions or provisions herein contained binding upon Tenant and such default shall not be remedied within five (5) days in the case of a monetary default, and thirty (30) days in the case of a non-monetary default during which time Tenant is diligently pursuing the cure if it cannot be cured within thirty (30) days, after written notice thereof shall have been given by Landlord to Tenant, or in the event Tenant shall be adjudicated a bankrupt or shall become insolvent or shall make a general assignment for the benefit of its creditors, or in the event a receiver shall be appointed for Tenant or a substantial part of its property and such receiver is not removed within ninety (90) days after appointment, Landlord shall have the right (in addition to all other rights and remedies provided by law), to reenter and take possession of the Demised Premises, peaceably or by force, to terminate this lease and to remove any property therein, without liability for damage to, and without obligation to store, such property. In the event of such termination, Landlord may (but shall be under no obligation to) relet the Demised Premises, or any part thereof, from time to time, in the name of Landlord or Tenant, without further notice, for such term or terms, on such conditions, and for such uses and purposes, as Landlord, in its sole and absolute discretion, may determine, and may collect and receive all rents derived therefrom and apply the same, after deduction of all appropriate expenses (including, without limitation, attorneys fees and other costs of collection) to the payment of the rent payable hereunder, Tenant remaining liable for any deficiency. Landlord shall not be responsible or liable for any failure to so relet the Demised Premises or any part thereof, or of any failure to collect any rent connected therewith. The failure of Tenant to keep the business open for a certain minimum hours as required under Paragraph 3 shall not constitute a default.

40. Tenant shall have the right to self-help hereunder in the event that Landlord does not cure an event which can be cured within ten (10) days after written notice from Tenant, or does not begin and diligently pursue completion within ten (10) days following notice of matters which will require more than ten (10) days to cure. In the event Tenant exercise its right of self-help, Tenant shall have the right to offset the costs of such self-help against rent

41.                                 Estoppel Certificate. Within ten (10) days after written request of Landlord, Tenant shall certify by a duly executed and acknowledged written instrument to any mortgagee or purchaser, or proposed purchaser, or any other person, firm or corporation specified by Landlord, as to the validity and force and effect of this lease, as to the existence of any default on the part of any party thereunder, as to the existence of any offsets, counterclaims, or defenses thereto on the part of Tenant, and as to any other matters as may be reasonably requested by Landlord, all without charge and as frequently as Landlord deems necessary. Tenant’s failure or refusal to deliver such statement within such time shall be conclusive upon Tenant (i) that this lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance or obligations hereunder, and (iii) that not more than one month’s installment of Base Rent has been paid in advance of the due date.

42.                                 Notices. Any notice herein provided for to be given to Landlord shall be deemed to be given if and when deposited in United States registered or certified mail, postage prepaid, addressed to Landlord at Suite 200, 3400 Building, 397 Little Neck Road, Virginia Beach, VA 23452, and any notice herein provided for to be given to Tenant shall be deemed to be given if and when deposited in United States registered or certified mail, postage pre-paid, addressed to Tenant, Attention: President, at 10515 Colonial Downs Parkway, New Kent, Virginia, 23124, with a copy to James Weinberg, Esq., Hirschler-Fleischer, Federal Reserve Bank Building, 701 East Byrd, Richmond, Virginia, 23219

43.                                 Quiet Enjoyment. Subject to the terms, covenants and conditions set forth in this lease, Landlord covenants that Tenant shall have and enjoy quiet and peaceable possession of the Demised Premises during the term hereof.

44.                                 Short Form Lease. The parties hereto agree that a short form of lease, of even date herewith, describing the Demised Premises, setting forth the term and referring to this lease, shall, at the request of either party, be promptly executed and recorded (at the cost of the requesting party).

45.                                 Entire Agreement. This lease contains the entire agreement between the parties hereto, and cannot be altered or modified in any way except in writing signed by the parties hereto.

46.                                 No Waivers. Any failure of either party hereto to insist upon strict observance of any covenant, provision or condition of this lease in any one or more instances shall not constitute or be deemed a waiver, at that time or thereafter, of such or any other covenant, provision or condition of this lease.

47.                                 Pronouns. Every pronoun used in this lease shall be construed to be of such number and gender as the context shall require.

48.                                 Marginal Headings. The headings appearing on the margin of this lease are intended only for convenience of reference, and are not to be considered in construing this instrument.

49.                                 Successors and Assigns. This lease and all the terms, covenants, conditions and provisions herein contained, shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and (if and when assigned in accordance with the provisions hereof) assigns. The undersigned hereby guarantees prompt and faithful performance of all obligations of tenant hereunder, including the payment of all rents and other amounts due hereunder.

50.                                 Exculpation. Anything herein to the contrary notwithstanding, in the event of the default by Landlord in the performance of any of its obligations hereunder, Tenant expressly covenants and agrees to look solely to Landlord’s equity in the Shopping Center for the payment of all amounts due Tenant as a result of any such default by Landlord, and Tenant shall not seek any personal money judgment against Landlord or any of its trustees or beneficiaries or any of their respective heirs, personal representatives, successors or assigns.

51.                                 Signage. The erection, display and design of all signage is subject to approval by Landlord. Tenant shall submit to Landlord a plan and description and specifications of any signage desired to be installed by Tenant. All signage must conform to the sign criteria set forth on EXHIBIT C attached hereto. Tenant shall keep all signs installed (with the consent of Landlord) on the exterior of the Building of which the Demised Premises constitute a part, freshly painted, in good repair and operating condition at all times. In addition, Tenant shall be entitled to the space formerly occupied by the Village Thrift store on the existing pole sign located near Indian River Road.

52.                                 Maintenance. On or before occupancy, Tenant shall furnish evidence to Landlord that Tenant has contracted for, and is having performed, preventive maintenance on all HVAC equipment in the Demised Premises, on at least a quarterly basis. In the event Tenant shall not have contracted for and/or provided evidence that such HVAC preventive maintenance is being and will be provided in a manner satisfactory to Landlord, Landlord shall have the right to so contract for said preventive maintenance to the HVAC equipment and charge 100% of the cost to do so as Additional Rent hereunder. Landlord shall have the right to have any unscheduled remedial HVAC preventive maintenance performed deemed necessary to keep said equipment in operating condition and Tenant agrees to pay 100% of the charges arising therefrom as Additional Rent hereunder.

53.                                 Waiver of Homestead Exemption. Tenant waives the benefit of the homestead exemption as to this lease.

54.                                 Waste and Nuisance. Tenant agrees not to suffer, permit or commit any waste, nor to allow, suffer or permit any odors, vapors, steam, water, vibrations, noise, loud music or other undesirable effects to emanate from the Demised Premises into other portions of the building of which the Demised Premises comprise a part or into the Common Areas, or otherwise to allow, suffer or permit the Demised Premises or any use thereof to constitute a nuisance or unreasonably to interfere with the safety, comfort or enjoyment of the Shopping Center by Landlord or any other occupants of the Shopping Center or their customers, invitees or any others lawfully in or upon the Shopping Center. Upon written notice by Landlord to Tenant that any of the aforesaid is occurring, Tenant agrees forthwith to cease and discontinue the same and within five ( (5) days thereafter to make such changes in the Demised Premises and/or install or remove such apparatus or equipment therein or therefrom as may be required by Tenant for the purpose of obviating any such condition; and if any such condition is not so remedied, then Landlord may, at its option, either: (i) enter upon the Demised Premises and cure such condition in any manner Landlord shall deem necessary and add the cost and expense incurred by Landlord therefore, together with all damages, including attorney’s fees, sustained by Landlord, to the next installment of the Base Rent due and Tenant agrees to pay such amount, as Additional Rent hereunder, or (ii) treat such failure on the part of Tenant to remedy such condition as an “Event of Default” within the meaning of Paragraph 39 of this lease. Tenant hereby further agrees to indemnify and save Landlord harmless of and from all fines, claims, demands, actions, proceedings, judgments and damages (including attorneys’ fees) of any kind or nature by anyone whomsoever arising or growing out of any breach or non-performance by Tenant of the covenants contained in this paragraph.

55.                                 Holding Over. Any holding over by Tenant after the expiration of the term with the written consent of Landlord shall be construed to create a tenancy from month to month at the same Base Rent reserved during the last lease year of the term, prorated on a monthly basis, and which tenancy shall otherwise be subject to the terms and conditions set forth in this lease. Any holding over by Tenant after the expiration of the term without the written consent of Landlord shall also be construed to create a tenancy from month to month, subject to the terms and conditions set forth in this lease, except that the Base Rent shall be 150% the Base Rent reserved during the last lease year of the term, prorated on a monthly basis. Tenant agrees to indemnify and save Landlord harmless from and against any and all costs, losses, damages, liabilities and/or expenses incurred by Landlord as a result of a delay by Tenant in surrendering possession of the Demised Premises at the expiration or earlier termination of the term, including, without limitation, any claims made by any succeeding tenant due to such delay in surrendering possession.

56.                                 Merchants Association. Tenant is hereby invited to join, and maintain during the term hereof, membership in any merchants association organized for the Shopping Center and to pay all dues and assessments charged by such association.

57.                                 Protection of Exclusive. Tenant shall not sell any merchandise in the Demised Premises which would be in violation of any exclusive use provision in any of the other leases in the Shopping Center, provided , that this provision shall not prevent Tenant from selling merchandise which it sells at any of its other satellite wagering facilities in Virginia.

58.                                 Brokerage.                                 In accordance with the regulations of the Virginia Real Estate Board, Tenant is hereby informed that The Katsias Company represents the Landlord in this transaction and will be paid a commission as per a separate agreement Pursuant to Virginia Real Estate Board regulation Section 6.3, The Katsias Company, makes the following disclosures:

1.                                       In the above transaction, The Katsias Company represents:

☐                                    A.                                   the Tenant exclusively;

☒                                    B.                                     the Landlord exclusively;

☐                                    C.                                     the Tenant and Landlord jointly and such dual agency is expressly consented to by the parties by their execution hereof.

2.                                       In the above transaction, The Katsias Company shall receive compensation from:

☐                                    A.                                   the Tenant exclusively;

☒                                    B.                                     the Landlord exclusively;

☐                                    C.                                     the Tenant and Landlord jointly and such dual agency is expressly consented to by the parties by their execution hereof. The Landlord and Tenant acknowledge, agree with, and consent to the representation and compensation disclosed above.

59.                                 Option. Providing that the Tenant is not in default upon the expiration of the term set forth in Section 2 of the lease, Tenant shall have the right at its election, 180 days prior to ending of the term of the Lease which is about to expire, to extend this lease for three (3) additional five (5) year terms (‘Option”), commencing upon the expiration of the original term on the same terms and conditions as herein set forth, except that the rent payable shall increase as follows:

If Expansion Space Retained by Tenant:

Option 1: Years 11-15 $9.00 psf	$12,656.25 per month	$151,875.00 per year
Option 2: Years 16-20 $10.00 psf	$14,062.50 per month	$168,750.00 per year
Option 3: Years 21-25 $12.00 psf	$18,675.00 per month	$224,100.00 per year

If Expansion Space Not Retained by Tenant:

Option 1: Years 11-15 $9.00 psf	$7,500.00 per month	$90,000.00 per year
Option 2: Years 16-20 $10.00 psf	$8,333.34 per month	$100,000.00 per year
Option 3: Years 21-25 $12.00 psf	$10,000.00 per month	$120,000.00 per year

60.                                 Broker’s Commission. The parties acknowledge that Tenant has been represented by Thalhimer Cushman and Wakefield representing Tenant and The Katsias Company representing the Landlord and both will be paid by the Landlord as per a separate agreement. Otherwise neither has been represented by a real estate broker and each agrees to indemnify the other against any claims for brokerage commissions by third party brokers and/or agents made though such party.

61.                                 Contingency. The Lease shall be subject to (A) a sixty day due diligence period for Tenant after signing the Lease during which Tenant may terminate the Lease in its sole discretion with no further liability; and (B) Review and approval of the Virginia Racing Commission, which must be obtained no later than April 30, 2005. Upon payment by Tenant of a non-refundable fee of $5,583 per month, such deadline my be extended monthly until July 31, 2005. If such approvals are not or cannot be obtained within such time frame, Tenant or Landlord may terminate the Lease with no further liability, unless Tenant agrees to be bound by the terms of the lease absent such approval. Landlord shall turn the Demised Premises over to Tenant fifteen (15) days after the Virginia Racing Commission approves the application for a license. In such an event, Fixed Rent shall commence no later than October 1, 2005.

LANDLORD:  Jay F. Wilks, Trustee under indenture dated December 20, 1976 by and between Herbert Cashman and Marvin Simon, as Settlers and Jay F. Wilks, as Trustee

By:	/s/ Jay I. Wilks
Jay F. Wilks, Trustee

TENANT:	Colonial Downs L.P., a Virginia Limited Partnership

	By:	Stansley Racing, its General Partner

		By:	/s/ Ian M. Stewart
Ian M. Stewart
		Its:	President

RULES AND REGULATIONS

1.                                       All trash must be kept in a fully enclosed container, or if requested by Landlord, in a Dumpster or similar container furnished and serviced at Tenant’s expense.

2.                                       Tenant shall keep lights on in show windows, under marquee and under canopy from dusk until 9:00 p.m. Tenant shall also keep lighted signs on from dusk until 11:00 p.m.

3.                                       Tenant agrees to handle all deliveries and refuse through the rear entrance (if one) of the Demised Premises.

4.                                       No sign shall be permanently affixed to the plate glass of the store front window without prior written consent of Landlord.

5.                                       Except during Shopping Center promotions, without the prior written approval of the Landlord, no sign shall be placed in, or visible through, any show window advising the public of a fire, bankruptcy, going-out-of-business or auction sale.

6.                                       Tenant shall keep store lobbies and windows clean at all times and wash them weekly.

7.                                       Tenant shall keep store floors free of trash, chewing gum and other debris, and shall scrub and wax all vinyl or linoleum flooring at least weekly.

8.                                       No merchandise, vending machines, or telephones shall be located on the sidewalks or other Common Areas without the prior written approval of Landlord.

9.                                       Tenant shall not change the locks on the front or rear doors of the premises without providing Landlord with a copy of the new key.

EXHIBIT B

TENANT IMPROVEMENTS / UTILITIES

* Prior to the end of the Feasibility Period , Tenant will deliver to Landlord specific plans addressing the separation of “Expansion Space,” “Leased Space,” and the 10 foot by 40 foot satellite dish space, including utilities, HVAC, and all build-out, which plans are subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

EXHIBIT C

SIGN CRITERIA FOR INDIAN RIVER SHOPPING CENTER & SHOPPES

The following specifications shall be controlling for all signs. In such event that this Exhibit C is in dispute with City sign ordinances, the local jurisdictional codes shall prevail.

Prior to sign purchase and sign installation, the Tenant shall submit to Landlord three copies of drawings or renderings of its proposed sign. Each of these copies shall be reviewed and approved in writing by Landlord prior to Tenant purchasing or installing said sign. Two (2) copies of the approved drawings shall be returned to Tenant and/or its sign contractor. Landlord assumes no liability for purchases or sign installation that is in place prior to Landlord’s written approval.

The installation of a sign and the cost incurred shall be the responsibility of the Tenant. Sign construction is to be completed in compliance with the following instructions, limitations, and criteria (C.D. needs to confirm this criteria):

1.                                       Tenant shall be required to identify the Demised Premises by a sign that shall consist of channel letters on raceway or individual channel letters and shall be internally illuminated. If a raceway is used, its color shall match the surface upon which it is mounted.

2.                                       Sign drawings shall clearly show sign colors, graphics and frame color as well as construction and attachment details.

3.                                       The wording of signs shall be limited to Tenant’s trade name only. Logos will be permitted.

4.                                       All signs shall have concealed attachment devices, clips, wiring, transformers, lamps, tubes and ballast.

5.                                       The height of the sign letters shall not be less than 12 inches, nor exceed 30 inches. The sign letter shall be no greater than 6 inches in depth.

6.                                       The length of same sign shall be no greater than 80% of the linear distance of the storefront upon which the sign will be mounted.

7.                                       No part of same sign shall hang above or below Tenant’s sign area.

8.                                       Tenant is also responsible for restoring to its original condition the area upon which the sign is erected at the end of its tenancy.

9.                                       The following types of signs are prohibited:

a.                                       Any sign which violates the local City sign codes.

b.                                      Paper signs, decals and/or stickers utilized as signs.

c.                                       Signs of a temporary character or purpose.

d.                                      Flashing signs, moving messages signs, externally lighted, digital reader signs and changeable letter signs.

e.                                       Signs extended at right angles to the storefront.

Tenant acknowledges that it is Landlord’s intention to develop and maintain a first-class appearance for the Shopping Center. The Shopping Center Sign Criteria is an extension of such intention and Tenant will put forth its best efforts to uphold and maintain the standards of the Shopping Center.

GUARANTY OF LEASE

THE UNDERSIGNED, for a valuable consideration, the receipt whereof is hereby acknowledged, and in further consideration of the execution and delivery of that certain lease, dated                          , 2005, by and between Jay F. Wilks, Trustee under indenture dated December 20, 1976 by and between Herbert Cashman and Marvin Simon, as Settlors and Jay F. Wilks, as Trustee as Landlord, and Colonial Downs L.P., a Virginia Limited Partnership, as Tenant, for premises having an address of 4301 Indian River Road, Chesapeake, VA at the request of the undersigned, which request is hereby made, hereby jointly and severally unconditionally guarantee the prompt, full and faithful payment by Tenant of all rent and performance by Tenant of all other terms, conditions, agreements, covenants and obligations on Tenant’s part to be performed as provided in said lease; and the undersigned hereby covenants and agrees that, in the event of Tenant’s default or defaults, the undersigned will, upon ten (10) days’ prior written notice from Landlord of Tenant’s default, at one time or from time to time, as the circumstances may require, perform and fulfill any and all agreements, covenants and obligations of Tenant in said lease contained, cure such defaults at their own cost and expense and pay to Landlord all damages which Landlord may sustain or have sustained by virtue thereof.

THE UNDERSIGNED hereby waives exhausting of recourse against Tenant; waives the benefit of homestead exemption; and consents to any modification of this lease and to any assignment of this lease and to any sublease of the demised premises, in whole or in part, that Tenant or its assignees or sublessees may make, and agrees that its liability hereunder shall not be affected or released thereby.

This guaranty shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, Jacobs Entertainment, Inc. is named Guarantor this      day of March, 2005.

By:

STATE OF
CITY/COUNTY OF , to wit:

The foregoing instrument was acknowledged before me this         day of                          , 20             by

Notary Public

My commission expires: